Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AMERICAN BANKNOTE CORPORATION

                     1.    The name of the corporation is American Banknote Corporation.

                     2.     The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 29, 1993.

                     3.     The original Certificate of Incorporation was amended on June 6, 1995 to change the name of the Corporation from United States Banknote Corporation to American Banknote Corporation, effective as of July 1, 1995.

                     4.     This Restated Certificate of Incorporation, which amends and restates the Certificate of Incorporation, as amended, is being filed in connection with the Corporation’s reorganization plan, dated December 8, 1999, as amended on September 12, 2000, August 17, 2000, September 12, 2000, November 3, 2000, May 24, 2002, and July 17, 2002 (as such plan may be amended, supplemented, or modified from time to time (the "Reorganization Plan"), and was duly adopted in accordance with the provisions of sections 242, 245, and 303 of the General Corporation Law of the State of Delaware ("Delaware Corporation Law"). The United States Bankruptcy Court for the Southern District of New York confirmed the Reorganization Plan by an order entered August 22, 2002.

                     5.     The Restated Certificate of Incorporation of the corporation is hereby amended and restated so as to read in its entirety as follows:

           FIRST:   The name of the corporation is American Banknote Corporation (hereinafter, the "Corporation").

           SECOND:   The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

           THIRD:   The nature of the business and of the purposes to be conducted and promoted by the Corporation are to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

           FOURTH:   The Corporation shall have the authority to issue a total of twenty-two million (22,000,000) shares of stock in the following classes of stock:

(1) a total of twenty million (20,000,000) shares of common stock ("Common Stock"), each of such shares of Common Stock with a par value of one cent ($.01); and

(2) a total of two million (2,000,000) shares of series preferred stock ("Series Preferred Stock"), each of such shares of Series Preferred Stock with a par value of one cent ($.01) to be issued (a) in such series and with such designations, powers, preferences, rights, voting rights and such qualifications, limitations or restrictions thereof as the Board of Directors shall fix by resolution or resolutions which are permitted by Section 151 of the Delaware General Corporation Law for any such series of Series Preferred Stock, and (b) in such number of shares in each series as the Board of Directors shall, by resolution, fix; provided that the aggregate number of all shares of Series Preferred Stock issued does not exceed the number of shares of Series Preferred Stock authorized hereby.

           FIFTH:   The holders of shares of Common Stock shall be entitled to one (1) vote per share on all issues submitted to stockholders entitled to vote thereon. The Corporation shall not issue any nonvoting equity securities to the extent prohibited by section 1123 of title 11 of the United States Code (the "Bankruptcy Code") as in effect on the effective date of the Reorganization Plan; provided, however, that this article 5 (a) will have no further force and effect beyond that required under section 1123 of the Bankruptcy Code, (b) will have such force and effect, if any, only for so long as such section of the Bankruptcy Code is in effect and applicable to the Corporation, and (c) in all events may be amended or eliminated in accordance with such applicable law as from time to time may be in effect.

           SIXTH:    Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of the Delaware Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of the Delaware Corporation Law, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of this Corporation, as the case may be, to be summoned in such manner as such court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, such compromise or arrangement and such reorganization shall, if sanctioned by the court to which such application has been made, be binding on all the creditors or class of creditors and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also upon this Corporation.

           SEVENTH:   The number of directors of the Corporation shall be fixed from time to time exclusively by the Board of Directors in accordance with the By-Laws of the Corporation.

           EIGHTH:   In furtherance and not in limitation of powers conferred by law, subject to any limitations contained elsewhere in this Restated Certificate of Incorporation, By-laws of the Corporation may be adopted, amended, or repealed by a majority of the Board of Directors of the Corporation, but any By-laws adopted by the Board of Directors may also be amended or repealed by the stockholders entitled to vote thereon.

           NINTH:    To the fullest extent that the Delaware Corporation Law, as it exists on the date hereof or as it may hereafter be amended, permits the limitation or elimination of the liability of directors, no director of this Corporation shall be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law (a) for any breach of the directors’ duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware Corporation Law, or (d) for any transaction from which the director derived any improper personal benefit. Neither the amendment or repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall adversely affect any right or protection of a director of the Corporation existing at the time of such amendment or repeal.

           TENTH:    The Corporation shall, to the fullest extent permitted by Section 145 of the Delaware Corporation Law, as the same may be amended and supplemented, or by any successor thereto, indemnify any and all persons whom it shall have power to indemnify under such section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by such section. The Corporation shall advance expenses to the fullest extent permitted by said section. Such right to indemnification and advancement of expenses shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors, or otherwise.

           ELEVENTH:    The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee, or agent of the Corporation against any liability asserted against him or her and incurred by him or her or on his or her behalf in such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability.

           TWELFTH:    In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the Delaware Corporation Law, this Certificate of Incorporation. and any By-Laws adopted by the stockholders provided. however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

           THIRTEENTH:    Meetings of stockholders may be held within or without the State of Delaware. as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the Delaware Corporation Law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

           FOURTEENTH:   The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner now or hereafter provided herein or by statute, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors, or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as amended are granted subject to the rights reserved in this Article FOURTEENTH.

           IN WITNESS WHEREOF, American Banknote Corporation has caused this Restated Certificate of Incorporation to be signed by Patrick J. Gentile, its Executive Vice President and Chief Financial Officer, and attested by Steven G. Singer, its Chairman of the Board and Chief Executive Officer, this 27th day of September, 2002.

AMERICAN BANKNOTE CORPORATION By:/s/ Patrick J. Gentile Name: Patrick J. Gentile Title: Executive Vice President & Chief Financial Officer

Attest:

By:/s/ Steven G. Singer Name: Steven G. Singer Title: Chairman of the Board & Chief Executive Officer